PRESS RELEASE For immediate release

NVE Corporation Reports First Quarter Results and Announces Quarterly Dividend

EDEN PRAIRIE, Minn.—July 19, 2017—NVE Corporation (Nasdaq: NVEC) announced today financial results for the quarter ended June 30, 2017.

Total revenue for the first quarter of fiscal 2018 increased 13% to $7.61 million from $6.71 million in the prior-year quarter. The increase was due to an 18% increase in product sales, partially offset by a 15% decrease in contract research and development revenue. Net income for the first quarter of fiscal 2018 increased 5% to $3.30 million, or $0.68 per diluted share, compared to $3.13 million, or $0.65 per share, for the prior-year quarter.

The company also announced a quarterly cash dividend to shareholders of $1.00 per share of common stock, payable August 31, 2017 to shareholders of record as of July 31, 2017.

“We are pleased to report solid growth in total revenue and net income for the quarter, driven by an 18% increase in product sales,” said NVE President and Chief Executive Officer Daniel A. Baker, Ph.D.

NVE is a leader in the practical commercialization of spintronics, a nanotechnology that relies on electron spin rather than electron charge to acquire, store and transmit information. The company manufactures high-performance spintronic products including sensors and couplers that are used to acquire and transmit data. NVE has also licensed its spintronic magnetoresistive random access memory technology, commonly known as MRAM.

Statements used in this press release that relate to future plans, events, financial results or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as risks related to our reliance on several large customers for a significant percentage of revenue, uncertainties related to the economic environments in the industries we serve, uncertainties related to future contract research and development revenue, uncertainties related to future stock repurchases and dividend payments, as well as the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2017 and other reports filed with the SEC.

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                            NVE CORPORATION
                          STATEMENTS OF INCOME
            QUARTERS ENDED JUNE 30, 2017 AND 2016 (Unaudited)

                                                Quarter Ended June 30
                                                   2017            2016
                                            -----------------------------
Revenue
  Product sales                             $   6,882,673   $   5,851,214
  Contract research and development               724,993         856,558
                                            -----------------------------
Total revenue                                   7,607,666       6,707,772
Cost of sales                                   1,798,366       1,385,178
                                            -----------------------------
Gross profit                                    5,809,300       5,322,594
Expenses
  Selling, general, and administrative            399,361         389,915
  Research and development                        905,725         758,368
                                            -----------------------------
Total expenses                                  1,305,086       1,148,283
                                            -----------------------------
Income from operations                          4,504,214       4,174,311
Interest income                                   361,778         437,734
                                            -----------------------------
Income before taxes                             4,865,992       4,612,045
Provision for income taxes                      1,568,377       1,479,500
                                            -----------------------------
Net income                                  $   3,297,615   $   3,132,545
                                            =============================
Net income per share - basic                $        0.68   $        0.65
                                            =============================
Net income per share - diluted              $        0.68   $        0.65
                                            =============================
Weighted average shares outstanding
  Basic                                         4,841,010       4,835,010
  Diluted                                       4,846,251       4,837,095

                              NVE CORPORATION
                               BALANCE SHEETS
                         JUNE 30 AND MARCH 31, 2017

                                            (Unaudited)
                                           June 30, 2017   March 31, 2017
                                           ------------------------------
ASSETS
Current assets
  Cash and cash equivalents                $   4,377,913    $   8,199,364
  Marketable securities, short term           26,863,050       19,591,833
  Accounts receivable, net of allowance
    for uncollectible accounts of $15,000      3,130,966        3,436,802
  Inventories                                  3,248,745        3,358,298
  Prepaid expenses and other assets              597,949          607,283
                                           ------------------------------
Total current assets                          38,218,623       35,193,580
Fixed assets
  Machinery and equipment                      9,354,253        9,007,455
  Leasehold improvements                       1,691,019        1,644,419
                                           ------------------------------
                                              11,045,272       10,651,874
  Less accumulated
    depreciation and amortization              9,392,814        9,238,626
                                           ------------------------------
Net fixed assets                               1,652,458        1,413,248
Long-term deferred tax assets                    409,866          357,055
Marketable securities, long term              53,347,770       56,810,923
                                           ------------------------------
Total assets                               $  93,628,717    $  93,774,806
                                           ==============================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts payable                         $     344,391    $     376,275
  Accrued payroll and other                      581,484          576,313
  Income taxes payable                         1,476,092                -
  Deferred revenue                                35,633          142,733
                                            -----------------------------
Total current liabilities                      2,437,600        1,095,321

Shareholders' equity
  Common stock                                    48,410           48,410
  Additional paid-in capital                  19,507,348       19,507,348
  Accumulated
    other comprehensive income (loss)             16,729          (38,298)
  Retained earnings                           71,618,630       73,162,025
                                           ------------------------------
Total shareholders' equity                    91,191,117       92,679,485
                                           ------------------------------
Total liabilities and shareholders' equity $  93,628,717    $  93,774,806
                                           ==============================